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                                                                    Exhibit 99.1

[SCHAWK LOGO]

AT SCHAWK, INC.:                    AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                  KRISTINE WALCZAK
SR. VP AND CFO                      312-726-3600
847-827-9494                        KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 1, 2003

                 SCHAWK INC. ANNOUNCES STRATEGIC PLAN FOR GROWTH


DES PLAINES, IL, MAY 1, 2003--SCHAWK, INC. (NYSE: SGK), one of the world's leading providers of digital brand image management solutions to the consumer products packaging, advertising and promotions markets for the past 50 years, today announced its strategic plan for growth - "Vision 2020" - and detailed the following five-year growth targets:

o Annual sales growth of 20 percent on average over the next five years consisting of a blend of organic growth and growth from acquisitions;
o    Annual operating margin percentages in the low to mid-teens;
o    Annual earnings per share percentage growth in the mid-teens.

President and CEO, David A. Schawk, commented, "Schawk is a collection of over 45 companies acquired since our founding in 1953. One of the most important objectives we accomplished in the last two years was to bring these separate companies into "One Company" - the theme of our 2001 annual report. We are now utilizing all areas of expertise in our company to present a broad array of services to our clients to help them improve the return on their graphic services spending. Operating as a fully synchronized enterprise will continue to bring value to our clients while differentiating Schawk from its competitors."

Mr. Schawk continued, "Over the past 18 months, the executive management team at Schawk refined our strategic plan as our design for the future of Schawk - "Vision 2020" - a clear strategy focused on the long-term growth of the company."

The company's strategy is being executed through specific business objectives, which have been communicated to its employees, and include:

o Organize Schawk's global service offerings into logical groupings, or core competencies. Schawk has three core competencies - Graphic Services, which includes the traditional prepress services, Brand Consulting and Design under the "Anthem" brand, and Enterprise Products, which includes Digital Asset Management solutions and 3-D imaging services.
o Increase organic sales growth. To date, a new sales management process has been put in place, Sales Leaders have been trained in a structured selling methodology and a new sales



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SCHAWK FIVE YEAR GROWTH PLAN
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     compensation system has been introduced, which focuses the sales force on profitable sales growth. Schawk's sales growth in the first quarter of 2003 was 11.7 percent.
o Expand globally - In the past few years, Schawk has expanded operations in Canada, Asia and Mexico and today continues to investigate opportunities around the world in order to meet its clients' growing demands for global services.
o Reduce the cost structure to reflect the impact of technology and the changing nature of Schawk's business. Three restructuring programs were completed from 1999 through 2001 to reduce the number of full service manufacturing locations and to eliminate duplicate cost structures. In 2002, the company reduced operating costs by ten percent as compared to the prior year and today continues to evaluate opportunities to reduce costs as an ongoing business objective.

"Within the next five years, our goal is to double the size of Schawk through internal growth and acquisitions of other profitable companies in our industry," Mr. Schawk concluded. "We believe the global graphic services market will reach $30 billion in 2003, and our focus is the approximately $15 billion that relates to consumer products packaging, advertising and promotional applications. Further, we know of no other independent graphic services company that has global operations serving the leading consumer products companies to the extent that Schawk does. We are uniquely positioned to capitalize on our history of quality service, financial strength and name recognition to achieve our growth objectives."

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the global economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, our ability to make acquisitions on reasonable terms, or at all, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, the stability of political conditions in countries in which we have production capabilities, terrorist attacks, wars and other geo-political events, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of electronic digitized high resolution color graphic services, brand consulting and design and an array of digitally-based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

            For more information about Schawk, visit www.schawk.com.
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